Exhibit (n)

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 12, 2025, with respect to the consolidated financial statements of Powerlaw Corp. as of September 30, 2025, included herein, and to the references to our Firm under the headings “Independent Registered Public Accounting Firm,” and “Independent Auditors” in the Prospectus.

Chicago, Illinois

December 23, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.